FOR:      Checkpoint Systems, Inc.
                                 COMPANY CONTACT:
                                             Steven G. Selfridge
                                             Chief Operating Officer
                                             (609)  384-2473
                                             Jeffrey A. Reinhold
                                             Chief Financial Officer
                                             (609)  384-2457

                                 INVESTOR CONTACTS:
                                             Donna Stein/Stephanie
                                             Conzelman/Cindy Reid
                                             Morgen-Walke Associates, Inc.
                                             (212)  850-5600

                                 PRESS CONTACTS:
                                             Scott Sunshine/ Claudia Moscarella
                                             Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE	(212) 850-5600

      CHECKPOINT SYSTEMS, INC. COMMENTS ON PRELIMINARY
   FOURTH QUARTER AND YEAR END RESULTS AND NEW CONTRACTS;
    ANNOUNCES NEW $100 MILLION UNSECURED CREDIT FACILITY

    THOROFARE, NJ, January 29, 1998 - Checkpoint Systems, Inc., (NYSE:CKP) today commented on its preliminary results for the fourth quarter and year ended December 28, 1997, reported on significant new contracts and announced that it has closed a new $100 million unsecured credit facility. Checkpoint expects to report record revenues for the fourth quarter period, in the range of $96 million to $98 million, up approximately 29% from the prior year. For the year ended December 28, 1997, the Company expects to report revenues in the range of $334 million to $336 million, an approximate increase of 15%. Net income in the fourth quarter of 1997, before pre-tax restructuring and one time special charges of approximately $17.1 million, will be in the range of $6.6 million to $7.1 million, or $.19 to $.21 per share. For the year ended December 28, 1997, the Company expects to report net income and earnings per share, before restructuring and non-recurring charges, in the range of $20.1 million to $20.6 million, or $.57 to $.59 per share.


    With the objective of positioning the Company for future efficiencies and profit improvement, the Company will incur approximately $9 million in pre-tax restructuring charges and $8.1 million in pre-tax one time special charges. The impact of these charges will be approximately $.36 per share on an after tax basis. These charges are principally related to severance, lease terminations, expansion of new manufacturing facilities, termination of master reseller agreements, consolidation of research and development activities and marketing investments.

    Kevin P. Dowd, the Company's President and Chief Executive Officer stated, "1997 has been an important growth year for Checkpoint as we advanced our penetration of the worldwide security market. We believe that we are well positioned for the future growth of our business and expect to secure many new contracts worldwide in 1998. Checkpoint's wide range of system options and design flexibility allows us to effectively accommodate the needs of retailers around the globe".

    Dowd further stated, "during the fourth quarter we completed the installation of 48 Continente hypermarkets in Spain, displacing magnetic technology. This represents over 3,000 checkout aisles, with a retail organization that is one of Spain's largest. Also during the fourth quarter, we were awarded the balance of B&Q home improvement stores in England, giving us a chainwide installation of 276 B&Q stores. We also enter 1998 with a significant add-on contract with Winn Dixie, the nation's fifth largest supermarket chain, for installation of systems under the Company's Comprehensive Tag Program in additional locations in the Orlando, FL; Miami, FL; Raleigh, NC and Atlanta, GA, New Orleans, LA; and Louisville, KY metropolitan areas, bringing the total number of sites to 589, representing approximately 50% of the Winn Dixie chain. Also, in Australia, where we now dominant the market, we have been selected to provide chain-wide installations at over 550 sites, valued at more than $12 million with Coles Myer and their Coles Supermarket, K-Mart , Target, Myers, Officeworks, and Liquorland divisions. We enter 1998 very optimistic about the potential of our business", stated Dowd.

     In addition, the Company also announced that it has closed a new $100 million unsecured credit facility with a consortium of five banks led by First Union National Bank. "We are very pleased to receive this new facility, which clearly exemplifies First Union's confidence in Checkpoint, and our future growth potential. We look forward to a long relationship with First Union and the entire bank syndicate", Dowd concluded.

Checkpoint Systems, Inc. is a leading provider of integrated security solutions for retailers worldwide, and is the leading provider of radio frequency (RF) source tagging, which allows its paper-thin RF tags to be embedded into product packaging. More than 330,000 Checkpoint RF EAS systems are installed worldwide. Checkpoint Systems, Inc. website is located at www.checkpointsystems.com.